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                             ARTISAN AQUISITION CO.

                              EMPLOYMENT AGREEMENT


                              (with HENRY GOLDMAN)





     This Employment Agreement ("Agreement") is entered into as of ____________, 1996, between Artisan Acquisition Co., a Delaware corporation ("Company") and Henry Goldman ("Employee").


                                    RECITALS


     A. Company is engaged in the business of producing and distributing wall-hanging sculptures and other art products (the "Business").

     B. Concurrently herewith, the Company has acquired the Business pursuant to that certain Asset Purchase Agreement (the "Purchase Agreement"), dated as of March 25, 1996 and amended as of September 10, 1996, among Company, Decor Group, Inc., a Delaware corporation ("Decor"), Artisan House, Inc., a California corporation ("Seller"), and Employee. Unless otherwise defined herein, all terms used herein with initial capital letters shall have the respective meanings assigned them in the Purchase Agreement.

     C. Company desires to employ Employee, and Employee desires to accept such employment, on the terms and conditions set forth herein.


                                    AGREEMENT


     NOW, THEREFORE, in consideration of the premises and the mutual convenants hereinafter set forth, the parties agree as follows:

     1.   Employment.

          1.1 Hiring of Employee; Title. Company hereby hires and employs Employee, to perform the duties set forth in Section 1.2 hereof. Employee hereby accepts such employment. During the term hereof, Employee shall be entitled to use the titles "President" and "Chief Executive Officer," and shall have the right to use those titles in all negotiations on behalf of Company.

          1.2 Duties and Powers. In consideration of his Base Salary and Bonus payable hereunder, Employee agrees to provide to Company 250 hours per year of services as Company's President and Chief Executive Officer. Employee's duties will include all the usual duties associated with the aforesaid titles, as well as

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soliciting orders from customers, developing and furthering customer and vendor relations, and assisting and advising the officers of the Company in connection with product development, the management, administration and operation of the Business, seeking new major accounts, and export marketing. Employee will also continue to be involved in associations of which Seller is currently a member, in the same capacities as he has heretofore held (i.e. he shall continue to be involved in ART as Treasurer).

           1.3 Supervision. Employee shall report directly to Company's board of directors, and shall accept supervision from them.

           1.4 Location. Employee shall perform his duties hereunder at Company's principal office in Los Angeles, California; provided, however, that Employee also may perform such services at home and travel (and recover his reasonable expenses in connection therewith as provided in Section 3.5 hereof), to the extent that he reasonably seems it necessary or appropriate in the performance of his duties hereunder; and further provided, that Employee acknowledges that Company may move its principal office to any location it chooses, but it may not require Employee to relocate (and will make reasonable arrangements for Employee to continue to perform his duties in Los Angeles); and further provided that Employee acknowledges that his duties may from time to time require travel to other locations. Travel time (excluding travel to and from Employee's home to the Company's present offices) shall be included in computing the hours that Employee is required to work hereunder.

           1.5 Office Facilities. Employee shall be entitled to the use, at the Company's principal offices, of an office appropriate to his position and secretarial support for work related to his services on an "as needed" basis at the Company's sole cost.

     2. Term of Agreement. Subject to extension as provided below and to earlier termination as provided in Section 5 hereof, Employee shall be employeed for a term begining on the date hereof and ending on the last day of the calendar quarter in which the third anniversary of the date hereof falls. The term can be extended by mutual agreement of the parties.

     3. Compensation. In consideration for the performance of Employee's duties and the rendition by Employee of the services to be provided under this Agreement, Company shall compensate Employee as follows:


           3.1 Signing Bonus. In consideration for Employee's entering into this Agreement, Company shall pay Employee a signing bonus of $70,000, payable $30,000 concurrently with the execution of this Agreement, and the balance in 12 equal monthly installments of $3,333.33 each. The first such installment shall be paid on the date one month after the execution of this

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Agreement, and subsequent payments shall be made on the same date in each month as the date in the month of execution hereof on which the execution hereof took place.

           3.2 Base Salary. Company shall pay Employee an annual base salary ("Base Salary") at the rate of $75,000 per year, payable in accordance with the Company's regular payroll practices, but no less often than monthly. For any partial period during the term of Employee's employment, Employee's Base Salary shall be prorated.

           3.3 Additional Salary. For each additional hour of services performed by Employee during any year of the term hereof, Company shall pay Employee additional salary ("Additional Salary") in the amount equal to $300 per hour, provided that no such additional services shall be provided without the Company's approval. Payment of additional salary shall be made at the end of the year during which the additional hours of service were performed.

           3.4  Bonus Compensation.

                3.4.1 Annual Bonus. Company shall pay Employee, within 60 days after the end of each fiscal year of Company during the term hereof, and within 60 days after the end of the term hereof, a bonus (the "Annual
Bonus") in an amount equal to the sum of:

                       3.4.1.1. 1% of the excess, if any, of Company's net sales for such period over Seller's net sales for the 12-month period ended June 30, 1996; plus

                       3.4.1.2 5% of the excess, if any, of Company's net export sales for such period over Seller's net export sales for the 12-month period ended June 30, 1996.

The first Annual Bonus, which shall relate to sales from the date of execution of this Agreement through the Company's first fiscal year end during the term hereof, and the last Annual Bonus, which shall relate to sales from the Company's last fiscal year end during the term hereof through the expiration of the term hereof, shall be calculated based on pro-rated sales figures. For purposes of calculating Employee's Annual Bonus under this Section 3.4.1, at the expiration or earlier termination of the term hereof, the Company's net sales or net export sales shall be adjusted to include all sales for which the Company received orders before such expiration or termination, irrespective of when the merchandise is scheduled to be shipped. Company shall adopt a general ledger accounting procedure to segregate export sales. Employee shall have the right from time to time (but no more often than once per year) to engage an auditor to audit Company's books and records to determine its net sales or net export sales. An Annual Bonus will be payable to Employee

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hereunder only if Employee is employed by Company on the date such Bonus is earned.

                3.4.2  Acquisition Bonuses.

                       3.4.2.1 In addition to the sums described above, Company shall also pay Employee an amount equal to 2.5% of the total consideration paid by Company, Decor, Interiors, Inc., a Delaware corporation, or any affiliate of them (the "Group"), in connection with an acquisition by the group of an unrelated third party introduced to the Group by Employee.
The compensation payable under this Section 3.4.2.1 shall be paid concurrently with the consummation of the acquisition to which such compensation relates.

                       3.4.2.2 In addition to the sums described above, Company shall also pay Employee an amount equal to 1% of the total consideration paid by the Group in connection with an acquisition by the Group of an unrelated third party (other than a party introduced to the Group by Employee), where the Group has asked Employee to take a material and substantial part in analyzing, negotiating, documenting or closing the acquisition.
The compensation payable under this Section 3.4.2.2 shall be paid concurrently with the consummation of the acquisition to which such compensation relates.

           3.5 Reimbursement of Expenses. Company agrees to pay, or promptly to reimburse Employee for, all reasonable out-of-pocket expenses incurred by Employee in connection with the performance of his duties hereunder, including lease and insurance payments on Employee's 1996
Jeep Grand Cherokee automobile, home telephone, fax, office supplies and other expenses necessary to enable Employee to work from his home, business-related entertainment expenses, travel expenses, food and lodging while away from home, all subject to such reasonable policies as Company's board of directors may from time to time adopt. Employer acknowledges and agrees that Employee is authorized to stay at major hotel chains such as Hilton, Sheraton, Marriott, or the like, which hotels shall be deemed reasonable for purposes of reimbursing Employee for his travel expenses. When flying internationally or for more than five hours at any one time, Employees may fly business class or, if business class is not available, first class. Within 30 days after the date hereof, and annually thereafter, Employee shall prepare, and submit to Company for its approval, a budget for Employee's anticipated expenses during the following year. Expenses in excess of $100 that are not provided for in the approved budget will be reimbursed only if approved by Company in advance.

           3.6 Benefits. Employee shall be entitled to participate in all pension or retirement plans, profit-sharing plans, disability insurance, life insurance, medical insurance, dental insurance and any other plans or benefits that Company provides from time to time to its employees. Employee may, however, at

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his election, continue the current coverage of Employee and his wife under Employee's existing medical insurance plan, and Company shall pay all premiums associated therewith, provided, however, that Company shall not be obligated under this sentence for premiums in excess of the premiums currently being paid for the current coverage of Employee and his wife under Employee's existing medical insurance plan, plus an inflation factor of 10% per year.

     Employee's compensation hereunder is in consideration of services to be provided by him to Company, and Company shall have no right to set off against such compensation any claim asserted against Employee or Seller in connection with the transactions described in the Purchase Agreement.

    4.   Non-Exclusive Services.

         4.1 Outside Business Activities. Company acknowledges that, except as set forth in Section 4.2 hereof, Employee will be free, during the term hereof, to engage in business activities and to pursue business opportunities other than on behalf of the Company, and Employee shall in no way be obligated to share the revenues or profits from any such activities or to present any such opportunities to Company.

         4.2  Restrictions on Activities

              4.2.1 Covenant Not to Compete. As noted in Recital B, Employee has caused Seller to sell all or substantially all of the its operating assets, together with its goodwill to the Company pursuant to the Purchase Agreement and, as a condition of his employment hereunder and in connection with the sale described in the Purchase Agreement, Employee agrees to refrain from carrying on a business similar to that of the Company within each city and county of each state of the United
States of America in which the Business has been carried on, for as long as the Company, or any successor in interest of the Company, carries on a like business therein.

              4.2.2 Proprietary Information. During the term of this Agreement, Employee will have access to and become acquainted with the Company's confidential and proprietary information (collectively, the "Proprietary Information"), including information or plans regarding the Company's customer relationships, personnel, or sales, marketing and financial operations and methods, trade secrets, formulas, devices, inventions, processes, client lists and other compilations of information, records and specifications. Employee shall not, directly or indirectly, disclose any of the Proprietary Information, or use it in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment or as authorized by the Company. All files, records, documents, computer-recorded information, drawings, specifications, equipment and similar items relating to the business of


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the Company, whether prepared by Employee or otherwise coming into his possession, shall remain the exclusive property of the Company and shall not be removed from the Company's premises without the Company's consent, except when (and only for the period) necessary to carry out Employee's duties hereunder, and if removed shall be immediately returned to the Company upon termination of his employment, and Employee shall keep no copies thereof.

              4.2.3 Non-solicitation and Unfair Competition. In consideration of the Company's employment of Employee hereunder, Employee agrees as follows, and acknowledges and agrees that a breach of any of the following would constitute an act of unfair competition against the Company. During the term of Employee's employment hereunder and for a period of 12 months thereafter (the "Covenant Period"), Employee shall not:

                  4.2.3.1 Directly or indirectly induce or attempt to induce any person engaged or employed (whether full-time or part-time) by the Company, or any successor in interest of the Company, whether as an officer, employee, consultant, adviser or independent contractor, to leave the employ of the Company or such successor, or to cease providing the services to the Company or such successor, then provided by such person, or in any other manner seek to engage or employ any such person (whether or not for compensation) as an officer, employee, consultant, adviser or independent contractor, such that such person would thereafter be unable to continue his employment or other engagement with the Company or such successor; or

                  4.2.3.2  Engage or employ (whether or not for
compensation) as an officer, employee, consultant, adviser or independent contractor, any person who, during the two years before such date, served as an officer, employee, consultant, adviser or independent contractor, of the Company, or any successor in interest of the Company.

     5. Termination of Employment by Company. Company may terminate Employee's employment only:

           5.1   Death.  Upon the death of the Employee.

           5.2   Disability.   During the duration of any Disability
that shall have persisted for more than three months. As used herein, the term "Disability" means an illness, injury or similar incapacity of Employee, including without limitation physical or mental incompetence, by reason of which Employee is rendered substantially unable to perform his essential duties hereunder.

           5.3   Cause.   For Cause (as hereinafter defined). As used
herein, the term "Cause" shall mean: (a) (i) Employee's conviction of, or plea of nolo contendere (or its equivalent) to, any misdemeanor involving moral turpitude or any felony; (ii) Employee's commission of any act of embezzlement, theft or mis-

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appropriation of Company's funds;  (iii) Employee's acceptance of kickbacks, bribery or any other "off the books" payment relating directly or indirectly to the Company's business; (iv) Employee's conviction of, or plea of nolo contendere (or its equivalent) to, any crime related to Employee's employment hereunder; (v) Employee's material breach of, or fraud or misrepresentation in connection with, the Purchase Agreement; or (vi) drug, alcohol or other substance abuse affecting Employee's performance of his duties hereunder; or (b) any of the following that is not cured within 30 days after Employee's receipt of notice thereof from Company: (i) Employee's material breach of this Agreement; (ii) Employee's gross negligence or malfeasance in the performance of his duties hereunder; or (iii) any other willful breach of duty in the course of employment, habitual neglect of employment duties or continued incapacity to perform employment duties.

     6. Effect of Termination. If Employee's employment is terminated pursuant to Section 5.1 or 5.2 hereof, Employee shall be entitled to his Base Salary, Additional Salary and Bonus through the date 90 days after the date of termination. If Employee's employment is terminated pursuant to Section 5.3 hereof, Employee shall be entitled to his Base Salary, Additional Salary and Bonus only through the effective date of termination. All compensation payable pursuant to this Section 6 shall be paid immediately upon termination of Employee's employment or after such time as is specified herein or is reasonably necessary to complete the calculation of the amount of such compensation.

     7.   Effect of Merger etc.

          7.1 This Agreement shall not be terminated by any voluntary or involuntary dissolution of Company resulting from either a merger or consolidation in which Company is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of Company.

          7.2 In the event of any such merger or consolidation or transfer of assets, Company's rights, benefits and obligations hereunder shall be assigned to the surviving or resulting corporation or the transferee of Company's assets.

     8. Indemnification. Company shall, to the maximum extent permitted by law, indemnify, defend and hold harmless Employee from and against expenses, including reasonable attorney's fees, judgments, fines, settlements, and other amounts incurred by Employee in connection with any proceeding arising out of any action taken by Company or by Employee (within the course and scope of Employee's employment with Company). Company shall advance to Employee any expense incurred in defending any such proceeding.


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     9.   Miscellaneous.

           9.1 Availability of Injunctive Relief. Employee's obligations and duties hereunder are of a unique and extraordinary character, which give this Agreement peculiar value. A breach by Employee of any provision of Section 4.2 hereof cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, in addition to other remedies provided by law or this Agreement, Company shall have the right to obtain injunctive relief against any breach of the provisions of the aforementioned section by Employee.

           9.2 Captions. The captions of the sections hereof are included for convenience only and shall not affect the construction or interpretation of any provision hereof.

           9.3 Notices. All notices, requests, demands, consents, approvals, authorizations and other communications required or permitted under this Agreement ("Notices") shall be in writing and shall be delivered in person, telegraphed or sent by fax or courier or by certified, registered or express mail, postage prepaid. A Notice shall be deemed given: (a) the succeeding business day after receipt, if telegraphed or sent by fax and confirmed by regular mail within three business days thereafter or if delivered in person or by courier; or (b) ten business days following the mailing thereof, if mailed by certified, registered or express mail, postage prepaid, return receipt requested, to the party to whom the same is so delivered or mailed, as follows:

                9.3.1  If the Company:

                     Artisan Acquisition Co.
                     320 Washington St.
                     Mt. Vernon, NY 10533

                     Attention: Max Munn

                     fax: 914-665-5469

           with a copy to:

                     Hartley T. Bernstein
                     Bernstein & Wasserman
                     950 Third Ave.
                     New York, NY 10022

                     fax: 212-371-4730

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               9.3.2  If to Employee:


                      Henry Goldman
                      P.O. Box 7645
                      Van Nuys, CA  91409

                      fax: 805-984-7262

          with a copy to:

                      Philip S. Magaram
                      Valensi, Rose & Magaram
                      1800 Ave. of the Stars, Ste. 1000
                      Los Angeles, CA  90067-4212

                      fax: 310-277-1706

or to such other address or fax number as any of the above shall have specified by notice duly given hereunder.

          9.4 Severability. Should any provisions or portion of this Agreement be held unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.

          9.5 Arbitration of Disputes. Any controversy or claim arising out of or related to this Agreement, or the breach thereof, including both contract and tort claims, shall be settled by arbitration at Los Angeles, California, in accordance with the then current rules of the Judicial Arbitration and Mediation Service ("JAMS"), the award from which arbitration shall be binding upon both parties and their successors, regardless of whether one of said parties fails or refuses to participate therein, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In addition to the rules governing such arbitration, the parties shall have at their disposal the broadest pretrial discovery rights as are then available under the laws and judicial rules of the jurisdiction in which the arbitration is to be held (including but not limited to those set forth in Section 1283.05 of the California Code of Civil Procedure); provided, that any dispute between the parties relating to discovery shall be submitted to the arbitration panel for resolution. Disputes regarding interim or ancillary relief pending final decision of the arbitration panel in a matter hereunder shall also be submitted to the arbitration panel for resolution. The arbitrators shall have the power to award fees and costs to the prevailing party.

          9.6 Entire Agreement; Amendment. This Agreement, together with the other instruments and documents delivered in connection herewith, embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof. This Agreement cannot be amended or terminated orally, but only by a writing duly executed by the parties hereto.

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          9.7  Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California. The parties irrevocably submit to the jurisdiction of, and waive objection to the laying of venue in, any state or federal court sitting in the County of Los Angeles, State of California, for the confirmation of any arbitration award rendered under Section 9.5 hereof.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


COMPANY:                                ARTISAN ACQUISITION CO.,
                                        a Delaware corporation



                                        By: _________________________________
                                            _________________________________


EMPLOYEE:
                                        _____________________________________
                                        Henry Goldman